FOR IMMEDIATE RELEASE	Media Contact:	Andrea Smith
January 11, 2006		702-367-5843
	Analyst Contact:	Britta Carlson
702-367-5624
Nevada Power Prices Private Offering of General and
Refunding Mortgage Notes
Las Vegas, Nev. — Nevada Power Company, a wholly-owned subsidiary of Sierra Pacific Resources (NYSE:SRP), announced that on January 10, 2006, it priced a private offering of $210 million principal amount of its 5.95% General and Refunding Mortgage Notes, Series M, due 2016. The notes are expected to be delivered on or about January 18, 2006.
Proceeds from the offering, together with available cash, will be utilized to repay $210 million outstanding under the Company’s $500 million revolving credit facility, which amount was borrowed to finance a portion of the purchase price of a 75% ownership interest in the Silverhawk Power Station.
The notes will be secured by the lien of the Company’s General and Refunding Mortgage Indenture, which constitutes a lien on substantially all of the Company’s real property and tangible personal property located in the State of Nevada. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act. The notes will not be registered under the Securities Act and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available. This press release does not constitute an offer to sell these notes, nor a solicitation for an offer to purchase these notes, nor is it a solicitation of any proxy or consent for any purpose.
Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The Company also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. Nevada Power Company provides electricity to approximately 725,000 residential and business customers in a 4,500 square mile service area.

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Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.
This press release may contain forward-looking statements regarding the future performance of the Company within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. If the Company is unable to consummate the offering of the notes in a timely manner, its liquidity will be adversely affected. Additional cautionary statements regarding other factors that could have an effect on the future performance of the Company are contained in the Company’s 10-Q for the quarter ended September 30, 2005, filed with the Securities and Exchange Commission. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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